Exhibit 99.1

Express Scripts Names Eric Slusser Chief Financial Officer

ST. LOUIS, September 10, 2015 — Express Scripts Holding Company (NASDAQ: ESRX) today announced Eric Slusser has joined the company as Executive Vice President and Chief Financial Officer, effective September 9, 2015.

Mr. Slusser joins Express Scripts with significant experience as a financial executive in health care, bringing executive-level and functional experience in all aspects of finance including strategy, capital markets, mergers and acquisitions, financial reporting, planning and investor relations. Mr. Slusser was most recently Chief Financial Officer of Gentiva Health Services, Inc., a leading provider of home health, hospice and community care services. Prior to joining Gentiva in 2009, Mr. Slusser held executive roles with Centene Corporation, a healthcare services company providing specialty and managed care health plan coverage, including serving as Executive Vice President and Chief Financial Officer, Executive Vice President of International Development, and Treasurer. Mr. Slusser also served as Executive Vice President of Finance and Chief Accounting Officer of Cardinal Health, Inc.

Prior to his career in healthcare, Mr. Slusser, who is a certified public accountant, spent 10 years in a variety of finance roles within the telecommunications industry, and 12 years in public accounting.

Jim Havel, the company’s former interim Chief Financial Officer, will continue with Express Scripts as Executive Vice President of Finance for an indeterminate period of time to assist with the transition.

“We are excited to have Eric join Express Scripts and believe his financial acumen and healthcare background will help us continue to evolve and enhance our financial organization,” said Tim Wentworth, President, Express Scripts. “We look forward to Eric joining our team and expect that he will make important contributions to our continued growth. We are also pleased Jim will stay on to help in the transition, and have greatly appreciated his guidance and counsel as interim CFO.”

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with clients, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information about Express Scripts, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

MEDIA CONTACT:

Brian Henry

314-684-6438

bhenry@express-scripts.com

INVESTOR CONTACT:

Chris McGinnis

314-810-3115

investor.relations@express-scripts.com